Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Cheryl Slomann	Rosemary Moothart/Rob Whetstone
QAD Vice President, Corporate Finance	PondelWilkinson MS&L
805.566.5139	323.866.6038
investor@qad.com	investor@pondel.com

QAD Continues Year-over-Year Revenue Growth and Profit
for Fiscal 2004 Third Quarter

—  Company Posts $55.8 Million in Revenue and
$3.6 Million in Net Income, Diluted EPS of $0.10  —

Carpinteria, Calif. — November 25, 2003 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2004 third quarter and nine-month period ended October 31, 2003.

For the fiscal 2004 third quarter, revenue increased 15 percent to $55.8 million from $48.5 million in the same period last year.  License revenue grew 11 percent to $15.5 million, compared with $14.0 million in the fiscal 2003 third quarter.  Maintenance and other revenue increased 7 percent over the third quarter of fiscal 2003 to $28.6 million, reflecting the impact of new licenses in addition to strong maintenance renewals.  Fiscal 2004 third quarter service revenue rose 53 percent over the comparable prior year period to $11.7 million, primarily due to the TRW ISCS acquisition that was completed in November 2002.

Net income for the fiscal 2004 third quarter was $3.6 million, or $0.10 per diluted share, including a benefit of $346,000, or $0.01 per diluted share, for an adjustment to a prior year restructuring charge.  In the fiscal 2003 third quarter, the company’s net income was $331,000, or $0.01 per diluted share, including a restructuring charge of $3.2 million, or $0.09 per diluted share.

QAD’s cash and equivalents balance at October 31, 2003 was $47.8 million.  For the fiscal 2004 third quarter, cash flow provided by operations was $3.2 million, continuing the momentum of positive annual cash flow.

“QAD’s solid year-over-year revenue growth and profit this quarter demonstrate that our unwavering and passionate focus on manufacturing is continuing to gain traction with global

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QAD Inc.

manufacturers,” said Karl Lopker, chief executive officer of QAD.  “With a substantial multi-national customer base in six manufacturing verticals, we will continue developing and delivering enterprise software applications that give our users deep industry functionality.”

For the nine-month period ended October 31, 2003, the company reported revenue of $168.1 million, a 22% increase over the $138.1 million in revenue reported for the comparable period in fiscal 2003.  Net income for the nine-month period was $10.0 million, or $0.29 per diluted share, including a benefit of $346,000, or $0.01 per diluted share, for an adjustment to a prior year restructuring charge.  In contrast, for the comparable period in fiscal 2003, the reported net loss was $9.3 million, or $0.27 loss per diluted share.  The fiscal 2003 loss included a restructuring charge of $3.2 million, or $0.09 per diluted share, and a $1.1 million charge, or $0.03 per diluted share, for the cumulative effect of an accounting change related to goodwill.

Recent Highlights

•                  During the third quarter, QAD received orders from 8 customers representing more than $500,000 each in combined license, support and services billings, with one of these exceeding $1 million.

•                  Customer license transactions during the quarter represented sales to manufacturers across our industry verticals, including Alcatel, Alpharma, Areva, Bakkersland, Blackhawk Automotive Plastics, Condor D.C. Power Supplies, Dynax, General Chemical, Invacare, Johnson Controls, Kraft Foods International, National Foods, PPG Industries, Sagus International, Solvay, TI Automotive and Valeo.

•                  QAD enhanced its Distributed Order Management solutions set with the launch of QAD Customer Self-Service, a set of three Web-based customer self-service modules that enable global manufacturers to offer customer service continuously via the Internet.  The solutions have already been installed at more than 25 early adopter licensed sites, and were generally available as of November 1, 2003.

•                  Earlier this month, QAD management presented the company’s strategy to investors at the AeA Classic Financial Conference in San Diego, which showcased more than 200 companies and hosted more than 800 members of the investment community.  The

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presentation is archived and will be available on QAD’s web site, www.qad.com, and on AeA’s web site, www.aeanet.org, through February 3, 2004.

Business Outlook

For the fiscal 2004 fourth quarter, QAD expects to generate revenue between $57 million and $61 million, subject to various risks, including corporate investment in IT and global economic factors.  Depending on the level and mix of revenue, the company expects fourth quarter earnings per diluted share in the range of $0.11 to $0.21.  With this guidance, QAD expects to post fiscal 2004 revenue of $225 million to $229 million, yielding earnings of between $0.40 and $0.50 per diluted share.

Investor Conference Call:

QAD management will host an investor conference call today, November 25, 2003 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results and operations for the fiscal 2004 third quarter.  The conference call will be webcast by CCBN and can be accessed on QAD’s Web site at http://www.qad.com/company/ir/events.html.  The audio webcast will be available for approximately one year through November 24, 2004.

About QAD

QAD enterprise applications leverage advances in Internet and enabling technologies to provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  To receive any of QAD’s press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

 Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the

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company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2003 ended January 31, 2003.

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QAD Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2003	2002	2003	2002
Revenue:
License fees	$15,517	$14,041	$48,607	$37,194
Maintenance and other	28,617	26,844	85,358	78,534
Services	11,681	7,653	34,104	22,408
Total revenue	55,815	48,538	168,069	138,136
Cost of revenue
Cost of license fees	2,140	2,451	7,400	6,171
Cost of maintenance, service and other revenue	20,174	15,486	59,240	47,116
Total cost of revenue	22,314	17,937	66,640	53,287
Gross profit	33,501	30,601	101,429	84,849
Operating expenses:
Sales and marketing	14,114	13,471	44,402	45,808
Research and development	8,991	7,994	27,325	25,207
General and administrative	5,965	4,804	18,153	15,910
Amortization of intangibles from acquisitions	279	263	826	840
Impairment loss	—	151	—	151
Restructuring	(346)	3,192	(346)	3,192
Total operating expenses	29,003	29,875	90,360	91,108
Operating income (loss)	4,498	726	11,069	(6,259)
Other (income) expense
Interest income	(151)	(183)	(396)	(599)
Interest expense	328	426	874	1,295
Other (income) expense, net	(154)	(148)	(1,794)	416
Total other (income) expense	23	95	(1,316)	1,112
Income (loss) before income taxes and cumulative effect of accounting change	4,475	631	12,385	(7,371)
Income tax expense	900	300	2,400	900
Income (loss) before cumulative effect of accounting change	3,575	331	9,985	(8,271)
Cumulative effect of accounting change	—	—	—	1,051
Net income (loss)	$3,575	$331	$9,985	$(9,322)

Basic net income (loss) per share:
Before cumulative effect of accounting change	$0.11	$0.01	$0.30	$(0.24)
Cumulative effect of accounting change	—	—	—	0.03
Basic net income (loss) per share	$0.11	$0.01	$0.30	$(0.27)

Diluted net income (loss) per share:
Before cumulative effect of accounting change	$0.10	$0.01	$0.29	$(0.24)
Cumulative effect of accounting change	—	—	—	0.03
Diluted net income (loss) per share	$0.10	$0.01	$0.29	$(0.27)

Basic weighted shares	32,892	34,502	32,996	34,403
Diluted weighted shares	34,674	34,526	34,631	34,403

QAD Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	October 31, 2003	January 31, 2003

Assets
Current assets:
Cash and equivalents	$47,843	$50,188
Restricted cash	—	1,016
Accounts receivable, net	46,700	57,340
Other current assets	11,145	15,340
Total current assets	105,688	123,884

Property and equipment, net	29,994	21,543
Other assets, net	15,649	16,879

Total assets	$151,331	$162,306

Liabilities & stockholders’ equity
Current liabilities:
Current portion of long-term debt	$9,249	$2,000
Accounts payable and other current liabilities	43,415	49,207
Deferred revenue	52,499	65,860
Total current liabilities	105,163	117,067

Long-term debt	8,000	9,125
Other long-term liabilities	757	371

Stockholders’ equity:
Common stock	35	34
Additional paid-in capital	119,273	115,800
Treasury stock	(11,147)	—
Accumulated deficit	(64,301)	(73,244)
Accumulated other comprehensive loss	(6,449)	(6,847)
Total stockholders’ equity	37,411	35,743

Total liabilities & stockholders’ equity	$151,331	$162,306

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended October 31,
	2003	2002

Net cash provided by operating activities	$8,072	$4,323

Cash flows from investing activities:
Purchase of property and equipment	(12,400)	(5,995)
Capitalized software development costs	(478)	(1,368)
Acquisitions of businesses	(445)	—
Proceeds from sale of property and equipment	3,394	145
Net cash used in investing activities	(9,929)	(7,218)

Cash flows from financing activities:
Proceeds from construction loan	7,749	—
Restricted cash under construction loan	1,016	—
Repayments of long-term debt	(1,625)	(1,699)
Issuance of common stock for cash	6,524	678
Repurchase of common stock	(15,239)	—
Net cash used in financing activities	(1,575)	(1,021)

Effect of exchange rates on cash and equivalents	1,087	1,273
Net decrease in cash and equivalents	(2,345)	(2,643)
Cash and equivalents at beginning of period	50,188	50,782

Cash and equivalents at end of period	$47,843	$48,139